FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

THIRD QUARTER 2016 RESULTS

Franklin, North Carolina, October 20, 2016 — Entegra Financial Corp. (the “Company”) (NASDAQ: ENFC), the holding company for Entegra Bank (the “Bank”), today announced earnings and related data for the three and nine months ended September 30, 2016.

Highlights

The following tables highlight the most important trends that the Company believes are relevant to understanding the performance of the Company. As further detailed in Appendix A, core results (a non-GAAP measure) reflect adjustments for material items including FHLB advance prepayment penalties, negative provision for loan losses, merger and acquisition expenses, and the impact of abnormal tax rates and deferred tax asset valuation allowance reversals.

	For the Three Months Ended September 30,
	(Dollars in thousands, except per share data)
	2016		2015
	GAAP	Core	GAAP	Core
Net income	$1,800	$1,870	$2,165	$1,723
Net interest income	$8,897	N/A	$7,041	N/A
Net interest margin	3.29%	N/A	3.13%	N/A
Return on average assets	0.60%	0.63%	0.89%	0.70%
Return on average equity	5.21%	5.41%	6.66%	5.30%
Efficiency ratio	71.53%	70.56%	70.10%	70.10%
Diluted earnings per share	$0.28	$0.29	$0.33	$0.26

	For the Nine Months Ended September 30,
	(Dollars in thousands, except per share data)
	2016		2015
	GAAP	Core	GAAP	Core
Net income	$4,024	$5,339	$21,885	$3,414
Net interest income	$25,269	N/A	$20,012	N/A
Net interest margin	3.28%	N/A	3.08%	N/A
Return on average assets	0.47%	0.63%	3.14%	0.49%
Return on average equity	3.97%	5.26%	25.07%	3.91%
Efficiency ratio	78.04%	71.58%	85.71%	78.50%
Diluted earnings per share	$0.62	$0.82	$3.34	$0.52

	September 30, 2016	December 31, 2015
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$7,503	$7,280
Real estate owned	$4,624	$5,369
Non-performing assets	$12,127	$12,649
Non-performing loans to total loans	1.03%	1.17%
Non-performing assets to total assets	1.00%	1.23%
Allowance for loan losses to non-performing loans	121.34%	129.96%
Allowance for loan losses to total loans	1.25%	1.52%

Other Data:
Book value per share	$21.37	$20.08
Tangible book value per share	$20.90	$19.88
Closing market price per share	$18.38	$19.36
Closing price-to-tangible book value ratio	87.94%	97.38%

Management Commentary

Roger D. Plemens, President and CEO of the Company reported, “Our third quarter results reflect another successful quarter for the Company as we continue to deploy our capital and improve our return on equity. We remain focused on growing our margin income, which has increased significantly from the comparable periods in the prior year, while supplementing this growth with investments in our mortgage and SBA businesses. We will continue to seek opportunities to further leverage our capital and provide an appropriate return for our shareholders.”

Net Interest Income

Net interest income increased $1.9 million, or 26.4%, to $8.9 million for the three months ended September 30, 2016 compared to $7.0 million for the same period in 2015. Net interest income increased $5.3 million, or 26.3%, to $25.3 million for the nine months ended September 30, 2016 compared to $20.0 million for the same period in 2015. The increase in net interest income was primarily due to higher volumes in the loan and investment portfolios as well as a decrease in the rate paid on advances and deposits. Net interest margin for the three and nine months ended September 30, 2016 improved to 3.29% and 3.28%, respectively, compared to 3.13% and 3.08% for the same periods in 2015.

Provision for Loan Losses

The provision for loan losses was $0.1 million for the three and nine months ended September 30, 2016, compared to $0 and $(1.5) million in the comparable periods in 2015. The Company continues to experience a minimal level of net charge-offs and declining levels of non-performing loans.

Noninterest Income

Noninterest income increased $0.2 million, or 13.3%, to $2.1 million for the three months ended September 30, 2016 compared to $1.8 million for the same period in 2015. Noninterest income increased $1.6 million, or 36.8%, to $6.0 million for the nine months ended September 30, 2016 compared to $4.4 million for the same period in 2015. The improvement for both periods was generally due to continued growth in the Company’s mortgage and SBA business, increases in deposit service charges and interchange fees as a result of growth in the Company’s core deposit balances, as well as higher levels of investment gains.

Noninterest Expense

Noninterest expense increased $1.6 million, or 26.2%, to $7.8 million for the three months ended September 30, 2016 compared to $6.2 million for the same period in 2015. Noninterest expense increased $3.5 million, or 16.7%, to $24.4 million for the nine months ended September 30, 2016 compared to $20.9 million for the same period in 2015. The increases for both periods are generally due to higher compensation and benefits, occupancy, data processing and transaction expenses associated with the acquisition of two branches from Arthur State Bank and the whole bank acquisition of Old Town Bank.

Income Taxes

Income tax expense for the three and nine months ended September 30, 2016 was $1.2 million and $2.8 million, respectively, compared to $0.5 million and $(16.9) million in the comparable periods in the prior year. The Company reversed the valuation allowance on its net deferred tax asset as of June 30, 2015, resulting in an income tax benefit for the nine months ended September 30, 2015. The Company’s effective tax rate of approximately 40% for the three and nine months ended September 30, 2016 is unusually high as a result of a reduction in the North Carolina corporate income tax rate (resulting in a reduction of the net deferred tax asset) as well as the write-off of certain residual amounts recorded prior to the reversal of the valuation allowance on its net deferred tax asset.

Balance Sheet

Total assets increased $187.0 million, or 18.1%, to $1.22 billion at September 30, 2016 from $1.03 billion at December 31, 2015, primarily as a result of the addition of $111.4 million in assets related to the Old Town Bank acquisition in the second quarter of 2016. Excluding assets acquired from Old Town Bank, the Company experienced an annualized growth rate of $102.3 million, or 9.9%.

Loans increased $103.3 million, or 16.6%, to $727.4 million at September 30, 2016 from $624.1 million at December 31, 2015, including $65.0 million of loans acquired in the Old Town Bank acquisition. Loan balances, excluding those acquired in the Old Town Bank acquisition, have grown at an annualized pace of 8.2% since December 31, 2015 and have been primarily concentrated in commercial real estate and consumer and industrial loans.

The Company also increased its investment portfolio by $42.7 million from December 31, 2015 to September 30, 2016 in order to better leverage its capital. FHLB advances, which increased $55.0 million from December 31, 2015 to September 30, 2016, were utilized to fund the investment purchases. The Company’s held to maturity investment portfolio was transferred to available for sale during the third quarter of 2016 in order to provide the Company more flexibility managing its investment portfolio.

Core deposits increased $97.0 million, or 22.0%, to $537.5 million at September 30, 2016 from $440.5 million at December 31, 2015, including $40.6 million of core deposits acquired in the Old Town Bank acquisition. Excluding $48.1 million of certificates of deposit acquired from Old Town Bank, certificates of deposit decreased $24.5 million, or 8.9%, to $299.8 million at September 30, 2016. Core deposits now represent 64% of the Company’s deposit portfolio compared to 61% at December 31, 2015 and 55% at December 31, 2014.

Total equity increased $6.7 million to $138.2 million at September 30, 2016 compared to $131.5 million at December 31, 2015. This increase was primarily attributable to $4.0 million of net income, a $3.4 million improvement in the market value of investment securities, and $0.7 million of stock-based compensation partially offset by $1.4 million of share repurchases. Tangible book value per share increased $1.02, or 5.1%, from $19.88 at December 31, 2015 to $20.90 at September 30, 2016, even after the $0.55 per share dilution incurred from the acquisition of Old Town Bank.

Asset Quality

Non-performing loans increased 3.1% to $7.5 million at September 30, 2016 from $7.3 million at December 31, 2015. Real estate owned balances decreased $0.8 million to $4.6 million at September 30, 2016 compared to $5.4 million at December 31, 2015. The increase in non-performing loans was primarily due to the acquisition of non-performing loans from Old Town Bank, which were recorded at fair value using purchase accounting. Net loan charge-offs totaled $0.5 million for the nine months ended September 30, 2016 compared to net recoveries of $0.1 million for the nine months ended September 30, 2015.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in Appendix A, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as core noninterest expense, core net income, core diluted earnings per share, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”.

Entegra Bank operates a total of 15 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. The Company also operates loan production offices in Asheville, NC and Clemson, SC. For further information, visit the Company’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2016	2015
Interest income	$10,444	$8,401
Interest expense	1,547	1,360

Net interest income	8,897	7,041

Provision for loan losses	100	—

Net interest income after provision for loan losses	8,797	7,041

Servicing income, net	72	128
Mortgage banking	387	284
Gain on sale of SBA loans	124	467
Gain on sale of investments	407	35
Service charges on deposit accounts	370	291
Interchange fees	385	339
Bank owned life insurance	110	115
Other	211	164
Total noninterest income	2,066	1,823

Compensation and employee benefits	4,471	3,527
Net occupancy	929	734
Federal deposit insurance	108	179
Professional and advisory	208	275
Data processing	406	310
Marketing and advertising	309	130
Net cost of operation of real estate owned	167	171
Transaction expenses	107	—
Other	1,137	888
Total noninterest expense	7,842	6,214

Income before taxes	3,021	2,650

Income tax expense	1,221	485

Net income	$1,800	$2,165

Earnings per common share - basic and diluted	$0.28	$0.33

Weighted average common shares outstanding:
Basic	6,466	6,546
Diluted	6,468	6,546

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Nine Months Ended September 30,
	2016	2015
Interest income	$29,694	$24,397
Interest expense	4,425	4,385

Net interest income	25,269	20,012

Provision for loan losses	100	(1,500)

Net interest income after provision for loan losses	25,169	21,512

Servicing income, net	263	233
Mortgage banking	747	624
Gain on sale of SBA loans	742	681
Gain on sale of investments	1,105	322
Service charges on deposit accounts	1,151	906
Interchange fees	1,109	939
Bank owned life insurance	311	343
Other	612	368
Total noninterest income	6,040	4,416

Compensation and employee benefits	12,738	11,007
Net occupancy	2,580	2,167
Federal deposit insurance	468	742
Professional and advisory	713	786
Data processing	1,157	872
Marketing and advertising	811	367
Net cost of operation of real estate owned	663	503
Federal Home Loan Bank prepayment penalty	—	1,762
Transaction expenses	2,023	20
Other	3,281	2,711
Total noninterest expense	24,434	20,937

Income before taxes	6,775	4,991

Income tax expense (benefit)	2,751	(16,894)

Net income	$4,024	$21,885

Earnings per common share - basic and diluted	$0.62	$3.34

Weighted average common shares outstanding:
Basic	6,483	6,546
Diluted	6,499	6,546

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$62,029	$40,650
Investments - trading	5,133	4,714
Investments - available for sale	322,710	238,862
Investments - held to maturity	—	41,164
Other investments	11,436	8,834
Loans held for sale	8,428	8,348
Loans receivable	727,403	624,072
Allowance for loan losses	(9,104)	(9,461)
Real estate owned	4,624	5,369
Fixed assets, net	20,442	17,673
Bank owned life insurance	31,169	20,858
Net deferred tax asset	15,374	18,830
Goodwill	2,055	711
Core deposit intangibles, net	1,019	590
Other assets	15,654	10,202

Total assets	$1,218,372	$1,031,416

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$837,277	$716,617
Federal Home Loan Bank advances	208,500	153,500
Junior subordinated notes	14,433	14,433
Post employment benefits	10,249	10,224
Other liabilities	9,709	5,173
Total liabilities	$1,080,168	$899,947

Total shareholders’ equity	138,204	131,469

Total liabilities and shareholders’ equity	$1,218,372	$1,031,416

APPENDIX A – RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)		(Dollars in thousands)

Core Noninterest Expense
Noninterest expense (GAAP)	$7,842	$6,214	$24,434	$20,937
FHLB prepayment penalty	—	—	—	(1,762)
Merger-related expenses	(107)	—	(2,023)	—
Core noninterest expense (Non-GAAP)	$7,735	$6,214	$22,411	$19,175

Core Net Income
Net income (GAAP)	$1,800	$2,165	$4,024	$21,885
FHLB prepayment penalty	—	—	—	1,762
Negative provision for loan losses	—	—	—	(1,500)
Merger-related expenses	70	—	1,315	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	(442)	—	(18,733)
Core net income (Non-GAAP)	$1,870	$1,723	$5,339	$3,414

Core Diluted Earnings Per Share
Diluted earnings per share (GAAP)	$0.28	$0.33	$0.62	$3.34
FHLB prepayment penalty	—	—	—	0.27
Negative provision for loan losses	—	—	—	(0.23)
Merger-related expenses	0.01	—	0.20	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	(0.07)	—	(2.86)
Core diluted earnings per share (Non-GAAP)	$0.29	$0.26	$0.82	$0.52

Core Return on Average Assets
Return on Average Assets (GAAP)	0.60%	0.89%	0.47%	3.14%
FHLB prepayment penalty	—	—	—	0.26%
Negative provision for loan losses	—	—	—	-0.22%
Merger-related expenses	0.03%	—	0.16%	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	-0.19%	—	-2.69%
Core Return on Average Assets (Non-GAAP)	0.63%	0.70%	0.63%	0.49%

Core Return on Average Equity
Return on Average Equity (GAAP)	5.21%	6.66%	3.97%	25.07%
FHLB prepayment penalty	—	—	—	2.02%
Negative provision for loan losses	—	—	—	-1.72%
Merger-related expenses	0.20%	—	1.29%	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	-1.36%	—	-21.46%
Core Return on Average Equity (Non-GAAP)	5.41%	5.30%	5.26%	3.91%

Core Efficiency Ratio
Efficiency ratio	71.53%	70.10%	78.04%	85.71%
Merger-related expenses	-0.97%	—	-6.46%	—
Effect to adjust for FHLB prepayment penalty	—	—	—	-7.21%
Core Efficiency Ratio (Non-GAAP)	70.56%	70.10%	71.58%	78.50%

	As Of
	September 30, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Tangible Book Value Per Share
Book Value (GAAP)	138,204	131,469
Goodwill and intangibles	(3,074)	(1,301)
Book Value (Tangible)	135,130	130,168
Outstanding shares	6,466,375	6,546,375
Tangible Book Value Per Share	20.90	19.88

(1) -	The Company maintained a valuation allowance on a portion of its net deferred tax asset during a portion of 2015 and therefore did not recognize a normal income tax provision. Core results have been adjusted to reflect income tax expense to an estimated 35% effective tax rate after the other adjustments have been applied.